Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033
For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation Delivers Solid Second-Quarter 2026 Earnings;
Reaffirms Guidance and Long‑Term Growth Outlook

•Announces 2026 second-quarter reported earnings (GAAP) of $0.30 per share.
•Achieves 2026 second-quarter ongoing earnings per share of $0.33 versus $0.32 in 2025.
•Reaffirms 2026 ongoing earnings forecast range of $1.90 to $1.98 per share with a midpoint of $1.94.
•Reaffirms annual EPS growth target of 6% to 8% through at least 2029 with compound annual growth expected to be near top end of the target range.
•Estimates current economic development in Pennsylvania and Kentucky could present potential generation investment upside of $10 billion to $12 billion through 2032.

ALLENTOWN, Pa. (Aug. 7, 2026) - PPL Corporation (NYSE: PPL) today announced second-quarter 2026 reported earnings (GAAP) of $230 million, or $0.30 per share, compared with second-quarter 2025 reported earnings of $183 million, or $0.25 per share.
PPL reported earnings of $682 million, or $0.90 per share for the first six months of 2026, compared with reported earnings of $597 million, or $0.80 per share, for the first six months of 2025.
Adjusting for special items, second-quarter 2026 earnings from ongoing operations (non-GAAP) were $247 million, or $0.33 per share, compared with $240 million, or $0.32 per share, a year ago.
Earnings from ongoing operations for the first six months of 2026 were $725 million, or $0.96 per share, compared with $684 million, or $0.92 per share, for the first six months of 2025.
“Our solid second-quarter results demonstrate continued execution across our regulated utility portfolio and keep us on track to deliver our 2026 commitments,” said Vincent Sorgi, PPL president and chief executive officer. “We are benefiting from disciplined cost management, strong operational focus and timely recovery of prudent investments that strengthen service for customers. Those investments are designed to modernize the grid, improve system resilience and support growing demand in a way that protects our existing customers while delivering long-term shareowner returns.
“With constructive regulatory frameworks across our jurisdictions and a clear capital investment plan, we believe PPL is well positioned to capture emerging growth opportunities while maintaining our commitment to affordability and reliability.”
Based on the company’s financial performance year to date, PPL reaffirmed its 2026 ongoing earnings forecast range of $1.90 to $1.98 per share with a midpoint of $1.94 per share. The company continues to expect stronger earnings growth in the second half of 2026, supported by improved rate recovery and capital tracking mechanisms that enable timely recovery of investments.

PPL also reaffirmed its projection of 6% to 8% annual earnings-per-share (EPS) growth through at least 2029 and continues to expect compound annual growth near the top end of that range compared with 2025 actual ongoing earnings. The company expects stronger earnings growth beginning in 2027 and continuing through 2029. PPL’s business plan does not include any earnings contributions or capital investments related to Invitium Energy, LLC, its 51% joint venture with Blackstone Infrastructure to build and operate generation resources to directly support data centers in Pennsylvania.

Economic Development Expands Long-Term Investment Opportunities
PPL continues to see growing development and interest from data center developers and other large energy users across its Pennsylvania and Kentucky service territories, creating greater visibility into future infrastructure and generation investment opportunities.
The company estimates current economic development activity in its Pennsylvania and Kentucky service territories could present $10 billion to $12 billion of total investment upside through 2032 tied to generation needs. The estimated opportunity includes regulated generation investment to support growing demand in Kentucky, as well as PPL’s ownership interest in generation development opportunities through Invitium Energy in Pennsylvania.
Pennsylvania
PPL Electric Utilities’ data center pipeline grew to 31.8 gigawatts (GW) in advanced stages of planning in the second quarter, with over 11 GW under signed electric service agreements and more than 6.5 GW under construction. Importantly, PPL Electric Utilities has established a regulatory-approved tariff that includes strong protections for existing customers as large-load development expands. These protections help ensure that data centers and other large-load customers fund the infrastructure required to serve them, helping support continued affordability for existing customers while enabling economic development across the Commonwealth.
In Pennsylvania, Invitium Energy remains focused on building, owning and operating new generation to serve new data center demand under long-term energy supply services agreements (ESSAs). The joint venture has secured land sites capable of supporting 8 GW to 14 GW of new generation capacity, depending on the type of generation resources built, and it continues to develop and build its inventory of viable generation sites. PJM has accepted more than 5 GW of Invitium Energy generation interconnection requests, and the joint venture has secured reservation agreements for more than 5 GW of combined-cycle gas turbines.
The 5 GW of turbine capacity alone represents $12.5 billion to $15.0 billion of potential future investment opportunities at the joint-venture level through 2032. And Invitium Energy’s continued progress positions the joint venture to move quickly upon signing ESSAs. Importantly, Invitium Energy will not begin construction or make material financial commitments until it has signed ESSAs with appropriate risk profiles or cost reimbursement agreements are in place. Based on progress to date, PPL expects to have one or more commercial agreements by the end of 2026.
PPL said it does not expect the earnings contributions from the joint venture to be material through 2030 but said batteries or other shorter-lead-time technologies could begin contributing earnings in 2029 or 2030, potentially enhancing PPL’s projected earnings-per-share growth rate above the top end of the company’s 6% to 8% range. The company would expect more meaningful earnings and cash flows when the combined-cycle gas turbines come online, which could be as early as the 2031 to 2032 timeframe.
Invitium Energy operates separately from PPL Electric Utilities, and PPL Electric Utilities customers are not funding these activities.
Kentucky
The potential economic development pipeline in the Louisville Gas and Electric Company (LG&E) and Kentucky Utilities Company (KU) service territories grew to 13.7 GW in the second quarter, of which 11.6 GW are tied to data center opportunities, with 1.3 GW under signed agreements.

PPL said the growing Kentucky project pipeline makes it more likely LG&E and KU will file a CPCN request by the end of 2026 to build additional generation beyond the 2.3 GW the utilities are already developing from prior CPCN approvals. The company estimates the additional generation represents $3.5 billion to $4.0 billion of incremental investment need between 2027 and 2032.
LG&E and KU also have established regulatory-approved large-load tariffs that include strong protection for their existing customers.

Second-Quarter 2026 Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings (net income) to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	2nd Quarter			Year to Date
	2026	2025	Change	2026	2025	Change
Reported earnings	$230	$183	26%	$682	$597	14%
Reported earnings per share	$0.30	$0.25	20%	$0.90	$0.80	13%

	2nd Quarter			Year to Date
	2026	2025	Change	2026	2025	Change
Earnings from ongoing operations	$247	$240	3%	$725	$684	6%
Earnings from ongoing operations per share	$0.33	$0.32	3%	$0.96	$0.92	4%

Second-Quarter 2026 Earnings by Segment

	2nd Quarter		Year to Date
Per share	2026	2025	2026	2025
Reported earnings
Kentucky Regulated	$0.18	$0.17	$0.53	$0.47
Pennsylvania Regulated	0.17	0.19	0.42	0.44
Rhode Island Regulated	0.01	(0.02)	0.06	0.07
Corporate and Other	(0.06)	(0.09)	(0.11)	(0.18)
Total	$0.30	$0.25	$0.90	$0.80

	2nd Quarter		Year to Date
	2026	2025	2026	2025
Special items (expense) benefit
Kentucky Regulated	$—	$(0.01)	$0.02	$(0.01)
Pennsylvania Regulated	(0.01)	—	(0.01)	—
Rhode Island Regulated	(0.02)	(0.03)	(0.06)	(0.04)
Corporate and Other	—	(0.03)	(0.01)	(0.07)
Total	$(0.03)	$(0.07)	$(0.06)	$(0.12)

	2nd Quarter		Year to Date
	2026	2025	2026	2025
Earnings from ongoing operations
Kentucky Regulated	$0.18	$0.18	$0.51	$0.48
Pennsylvania Regulated	0.18	0.19	0.43	0.44
Rhode Island Regulated	0.03	0.01	0.12	0.11
Corporate and Other	(0.06)	(0.06)	(0.10)	(0.11)
Total	$0.33	$0.32	$0.96	$0.92

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings in the second quarter of 2026 included net special-item after-tax charges of $17 million, or $0.03 per share, primarily attributable to PPL’s IT transformation and system integration impacts. Reported earnings in the second quarter of 2025 included net special-item after-tax charges of $57 million, or $0.07 per share, primarily attributable to PPL’s IT transformation and integration-related expenses and adjustments associated with the acquisition of Rhode Island Energy.
Reported earnings in the first six months of 2026 included net special-item after-tax charges of $43 million or $0.06 per share, primarily attributable to prior-year impacts associated with an ISO New England transmission return on equity reduction and system integration impacts. Reported earnings in the first six months of 2025 included net special-item after-tax charges of $87 million, or $0.12 per share, primarily attributable to PPL’s IT transformation and integration-related expenses and adjustments associated with the acquisition of Rhode Island Energy.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in the second quarter of 2026 increased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2026 were flat compared with a year ago. Factors driving earnings results primarily included higher income due to higher retail rates effective January 1, 2026, offset by higher operating costs, higher depreciation expense and higher interest expense.
Reported earnings in the first six months of 2026 increased by $0.06 per share compared with a year ago. Earnings from ongoing operations in the first six months of 2026 increased by $0.03 per share compared with a year ago. Factors driving earnings results primarily included higher income due to higher retail rates effective January 1, 2026, and increased returns on capital investments, partially offset by lower sales volumes, higher operating costs, higher depreciation expense and higher interest expense.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in the second quarter of 2026 decreased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2026 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher depreciation expense and higher interest expense, partially offset by higher transmission revenue from additional capital investments.
Reported earnings in the first six months of 2026 decreased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the first six months of 2026 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher operating costs, higher depreciation expense and higher interest expense, partially offset by higher transmission revenue from additional capital investments and higher sales volumes largely due to weather.

Rhode Island Regulated Segment
PPL’s Rhode Island Regulated segment consists of the regulated electricity and natural gas operations of Rhode Island Energy.
Reported earnings in the second quarter of 2026 increased by $0.03 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2026 increased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included lower operating costs and higher rider revenue, partially offset by higher depreciation expense.
Reported earnings in the first six months of 2026 decreased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the first six months of 2026 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included lower operating costs and higher rider revenue, partially offset by higher depreciation expense and higher interest expense.

Corporate and Other
PPL’s Corporate and Other category primarily includes financing costs incurred at the corporate level, certain non-recoverable costs prior to 2026 resulting from commitments made to the Rhode Island Division of Public Utilities and Carriers and the Rhode Island Attorney General’s Office in conjunction with the acquisition of Rhode Island Energy, and certain other unallocated costs.
Reported earnings in the second quarter of 2026 increased by $0.03 per share compared with a year ago. Earnings from ongoing operations in the second quarter of 2026 were flat compared with a year ago. Factors driving earnings results primarily included higher interest expense, offset by factors that were not individually significant.

Reported earnings in the first six months of 2026 increased by $0.07 per share compared with a year ago. Earnings from ongoing operations in the first six months of 2026 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher interest income and lower income taxes, partially offset by higher interest expense.

2026 Earnings Forecast

PPL’s 2026 earnings from ongoing operations forecast range is $1.90 to $1.98 per share, with a midpoint of $1.94 per share.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations. PPL management is not able to forecast whether any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
See the table at the end of this news release for a complete reconciliation of the earnings forecast.

About PPL
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 3.6 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live internet webcast of management’s teleconference with financial analysts about second-quarter 2026 financial results at 11 a.m. Eastern time on Friday, Aug. 7. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call.

Interested individuals can access the live conference call by telephone at 1-844-512-2926. International participants should call 1-412-317-6300. Participants will need to enter the following “Elite Entry” number to join the conference: 4896257. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” or “Ongoing Earnings” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions affecting customer energy usage and operating costs; strategic acquisitions, dispositions, joint ventures or similar transactions and our ability to consummate these business transactions, integrate the acquired entities or realize expected benefits from them; the outcome of rate cases or other cost recovery, revenue or regulatory proceedings; war, armed conflicts, terrorist attacks or similar disruptive events including ongoing conflicts in Ukraine and the Middle East; pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; volatility in or the impact of other changes on financial markets, commodity prices and economic conditions, including inflation; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; PPL Corporation’s stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	June 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$332	$1,071
Accounts receivable	1,248	1,225
Unbilled revenues	416	558
Fuel, materials and supplies	597	551
Regulatory assets	279	308
Other current assets	293	218
Property, Plant and Equipment
Regulated utility plant	44,248	42,953
Less: Accumulated depreciation - regulated utility plant	10,683	10,303
Regulated utility plant, net	33,565	32,650
Non-regulated property, plant and equipment	82	71
Less: Accumulated depreciation - non-regulated property, plant and equipment	26	26
Non-regulated property, plant and equipment, net	56	45
Construction work in progress	4,149	3,437
Property, Plant and Equipment, net	37,770	36,132
Noncurrent regulatory assets	2,148	2,092
Goodwill and other intangibles	2,578	2,574
Other noncurrent assets	640	515
Total Assets	$46,301	$45,244

Liabilities and Equity
Short-term debt	$65	$456
Long-term debt due within one year	469	904
Accounts payable	1,360	1,559
Other current liabilities	1,603	1,627
Long-term debt	19,789	17,990
Deferred income taxes and investment tax credits	3,776	3,615
Accrued pension obligations	262	281
Asset retirement obligations	109	133
Noncurrent regulatory liabilities	3,253	3,318
Other deferred credits and noncurrent liabilities	570	480
Common stock and additional paid-in capital	12,339	12,451
Treasury stock	(547)	(575)
Earnings reinvested	3,458	3,207
Accumulated other comprehensive loss	(205)	(202)
Total Liabilities and Equity	$46,301	$45,244

(1)    The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating Revenues	$2,111	$2,025	$4,885	$4,529

Operating Expenses
Operation
Fuel	195	192	469	426
Energy purchases	403	388	1,106	947
Other operation and maintenance	572	614	1,151	1,212
Depreciation	362	324	713	646
Taxes, other than income	104	101	226	214
Total Operating Expenses	1,636	1,619	3,665	3,445

Operating Income	475	406	1,220	1,084

Other Income (Expense) - net	43	23	82	51

Interest Expense	232	199	456	389

Income Before Income Taxes	286	230	846	746

Income Taxes	56	47	164	149

Net Income	$230	$183	$682	$597

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners
Basic	$0.31	$0.25	$0.91	$0.81
Diluted	$0.30	$0.25	$0.90	$0.80

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	752,358	739,276	752,062	738,986
Diluted	757,225	742,541	757,193	741,972

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Six Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities
Net income	$682	$597
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	713	646
Amortization	65	49
Defined benefit plans - income	(7)	(30)
Deferred income taxes and investment tax credits	137	104
Equity component of AFUDC	(52)	(35)
Other	12	38
Change in current assets and current liabilities
Accounts receivable	(31)	(91)
Accounts payable	(192)	(167)
Unbilled revenues	138	63
Fuel, materials and supplies	(42)	13
Prepayments	(67)	(56)
Taxes payable	(72)	40
Regulatory assets and liabilities, net	(10)	64
Accrued interest	6	(5)
Other	(36)	(52)
Other operating activities
Defined benefit plans - funding	(8)	(7)
Other	(96)	(56)
Net cash provided by operating activities	1,140	1,115

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,339)	(1,723)
Other investing activities	(68)	10
Net cash used in investing activities	(2,407)	(1,713)

Cash Flows from Financing Activities
Issuance of long-term debt	2,046	—
Retirement of long-term debt	(668)	—
Payment of common stock dividends	(416)	(392)
Net increase (decrease) in short-term debt	(391)	983
Debt issuance costs	(38)	(5)
Other financing activities	(13)	(9)
Net cash provided by financing activities	520	577

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(747)	(21)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,086	339
Cash, Cash Equivalents and Restricted Cash at End of Period	$339	$318

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at June 30,	$612	$450

Operating - Electricity Sales (Unaudited)(1)

	Three Months Ended June 30,			Six Months Ended June 30,
			Percent			Percent
(GWh)	2026	2025	Change	2026	2025	Change

PA Regulated Segment
Retail Delivered(2)	8,382	8,426	(0.5) %	18,696	18,569	0.7%

KY Regulated Segment
Retail Delivered	6,958	7,043	(1.2) %	14,603	14,846	(1.6) %
Wholesale(3)	151	268	(43.7) %	459	707	(35.1) %
Total	7,109	7,311	(2.8) %	15,062	15,553	(3.2) %

Total	15,491	15,737	(1.6) %	33,758	34,122	(1.1) %

(1) Excludes the Rhode Island Regulated segment electricity sales as revenues are decoupled from volumes delivered.
(2) 2025 includes estimated volumes for industrial customers that were not billed during the period.
(3) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2026	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$131	$132	$10	$(43)	$230
Less: Special Items (expense) benefit:
IT transformation, net of tax of $0, $1, $1, $1(2)	(1)	(3)	(2)	(3)	(9)
Customer system integration impacts, net of tax of $2(3)	—	—	(6)	—	(6)
ISO-NE transmission rates ROE reduction, net of tax of $0(4)	—	—	(1)	—	(1)
Safety transformation, net of tax of $0(5)	(1)	—	—	—	(1)
Total Special Items	(2)	(3)	(9)	(3)	(17)
Earnings from Ongoing Operations	$133	$135	$19	$(40)	$247

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.18	$0.17	$0.01	$(0.06)	$0.30
Less: Special Items (expense) benefit:
IT transformation(2)	—	(0.01)	(0.01)	—	(0.02)
Customer system integration impacts(3)	—	—	(0.01)	—	(0.01)
Total Special Items	—	(0.01)	(0.02)	—	(0.03)
Earnings from Ongoing Operations	$0.18	$0.18	$0.03	$(0.06)	$0.33

(1) Reported Earnings represents Net Income.
(2) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(3) Certain collection process costs incurred due to the timing and implementation of the customer system integration.
(4) Prior period impact of an ISO New England transmission rates return on equity reduction.
(5) Costs associated with an enterprise-wide safety transformation program.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2026	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$401	$316	$46	$(81)	$682
Less: Special Items (expense) benefit:
IT transformation, net of tax of ($5), $2, $1, $2(2)	15	(5)	(4)	(6)	—
Customer system integration impacts, net of tax of $3(3)	—	—	(13)	—	(13)
ISO-NE transmission rates ROE reduction, net of tax of $5(4)	—	—	(20)	—	(20)
Meter system integration impacts, net of tax of $2(5)	—	—	(9)	—	(9)
Safety transformation, net of tax of $0(6)	(1)	—	—	—	(1)
Total Special Items	14	(5)	(46)	(6)	(43)
Earnings from Ongoing Operations	$387	$321	$92	$(75)	$725

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.53	$0.42	$0.06	$(0.11)	$0.90
Less: Special Items (expense) benefit:
IT transformation(2)	0.02	(0.01)	—	(0.01)	—
Customer system integration impacts(3)	—	—	(0.02)	—	(0.02)
ISO-NE transmission rates ROE reduction(4)	—	—	(0.03)	—	(0.03)
Meter system integration impacts(5)	—	—	(0.01)	—	(0.01)
Total Special Items	0.02	(0.01)	(0.06)	(0.01)	(0.06)
Earnings from Ongoing Operations	$0.51	$0.43	$0.12	$(0.10)	$0.96

(1) Reported Earnings represents Net Income.
(2) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems. Kentucky Regulated received regulatory asset treatment for 2025 costs.
(3) Certain collection process costs incurred due to the timing and implementation of the customer system integration.
(4) Prior period impact of an ISO New England transmission rates return on equity reduction.
(5) Prior period impact of a meter data system integration post transition services agreement.
(6) Costs associated with an enterprise-wide safety transformation program.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

2nd Quarter 2025	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$126	$139	$(17)	$(65)	$183
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of ($1)(2)	—	—	—	4	4
Acquisition integration, net of tax of $4(3)	—	—	—	(13)	(13)
IT transformation, net of tax of $2, $1, $4(4)	(5)	—	(3)	(16)	(24)
Energy efficiency programs settlement(5)	—	—	2	—	2
Office relocation and related costs, net of tax of $0, $0(6)	(1)	(1)	—	—	(2)
Post TSA adjustments, net of tax of $7(7)	—	—	(24)	—	(24)
Total Special Items	(6)	(1)	(25)	(25)	(57)
Earnings from Ongoing Operations	$132	$140	$8	$(40)	$240

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.17	$0.19	$(0.02)	$(0.09)	$0.25
Less: Special Items (expense) benefit:
Talen litigation costs(2)	—	—	—	0.01	0.01
Acquisition integration(3)	—	—	—	(0.02)	(0.02)
IT transformation(4)	(0.01)	—	—	(0.02)	(0.03)
Post TSA adjustments(7)	—	—	(0.03)	—	(0.03)
Total Special Items	(0.01)	—	(0.03)	(0.03)	(0.07)
Earnings from Ongoing Operations	$0.18	$0.19	$0.01	$(0.06)	$0.32

(1) Reported Earnings represents Net Income.
(2) PPL incurred legal expenses and received insurance reimbursement related to litigation associated with its former affiliate, Talen Montana, LLC and certain affiliated entities.
(3) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(5) Tax effect of costs associated with a settlement agreement regarding energy efficiency programs prior to PPL’s acquisition of Rhode Island Energy.
(6) Certain costs related to the relocation of corporate offices.
(7) Adjustments related to account reconciliations and process alignment subsequent to the end of the transition services agreement associated with the acquisition of Rhode Island Energy.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date June 30, 2025	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$349	$323	$53	$(128)	$597
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $1(2)	—	—	—	3	3
Acquisition integration, net of tax of ($2), $7(3)	—	—	7	(27)	(20)
IT transformation, net of tax of $2, $1, $7(4)	(6)	—	(4)	(26)	(36)
Energy efficiency programs settlement, net of tax of $2(5)	—	—	(6)	—	(6)
Office relocation and related costs, net of tax of $0, $0(6)	(2)	(2)	—	—	(4)
Post TSA adjustments, net of tax of $7(7)	—	—	(24)	—	(24)
Total Special Items	(8)	(2)	(27)	(50)	(87)
Earnings from Ongoing Operations	$357	$325	$80	$(78)	$684

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.47	$0.44	$0.07	$(0.18)	$0.80
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	0.01	(0.04)	(0.03)
IT transformation(4)	(0.01)	—	(0.01)	(0.03)	(0.05)
Energy efficiency programs settlement(5)	—	—	(0.01)	—	(0.01)
Post TSA adjustments(7)	—	—	(0.03)	—	(0.03)
Total Special Items	(0.01)	—	(0.04)	(0.07)	(0.12)
Earnings from Ongoing Operations	$0.48	$0.44	$0.11	$(0.11)	$0.92

(1) Reported Earnings represents Net Income.
(2) PPL incurred legal expenses and received insurance reimbursement related to litigation associated with its former affiliate, Talen Montana, LLC and certain affiliated entities.
(3) Rhode Island Regulated primarily includes a transition services settlement agreement. Corporate and Other primarily includes integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(5) Costs associated with a settlement agreement regarding energy efficiency programs prior to PPL’s acquisition of Rhode Island Energy.
(6) Certain costs related to the relocation of corporate offices.
(7) Adjustments related to account reconciliations and process alignment subsequent to the end of the transition services agreement associated with the acquisition of Rhode Island Energy.

Reconciliation of PPL's Earnings Forecast
After-Tax (Unaudited)
(per share - diluted)

	2026 Forecast Range
	Midpoint	High	Low
Estimate of Reported Earnings	$1.88	$1.92	$1.84
Less: Special Items (expense) benefit:(1)
Customer system integration impacts(2)	(0.02)	(0.02)	(0.02)
ISO-NE transmission rates ROE reduction(3)	(0.03)	(0.03)	(0.03)
Meter system integration impacts(4)	(0.01)	(0.01)	(0.01)
Total Special Items	(0.06)	(0.06)	(0.06)
Forecast of Earnings from Ongoing Operations	$1.94	$1.98	$1.90

(1) Reflects only special items recorded through June 30, 2026. PPL is not able to forecast special items for future periods.
(2) Certain collection process costs incurred due to the timing and implementation of the customer system integration.
(3) Prior period impact of an ISO New England transmission rates return on equity reduction.
(4) Prior period impact of a meter data system integration post transition services agreement.